Press Release
FOR IMMEDIATE RELEASE
   Contact: Walter H. Hasselbring, III
Telephone: (815) 432-2476

IF BANCORP, INC.
ANNOUNCES CASH DIVIDEND

Watseka, Illinois, February 13, 2019 - IF Bancorp, Inc. (NASDAQ Capital: IROQ) (the “Company”), the holding company for Iroquois Federal Savings and Loan Association, today announced that its Board of Directors declared a cash dividend of $0.125 per common share.  The dividend will be paid on April 12, 2019, to stockholders of record as of the close of business on March 22, 2019.

“We are pleased to continue paying a cash dividend to our shareholders,” said Walter H. Hasselbring, III, President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value and we intend to continue paying a semiannual dividend in the future, assuming that our financial position and other conditions continue to allow such payment.”

Iroquois Federal Savings and Loan Association is a community-oriented financial institution that conducts its operations from its seven full-service banking offices located in the municipalities of Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais and Champaign, Illinois and its loan production and wealth management office in Osage Beach, Missouri. Iroquois Federal Savings and Loan Association offers a broad array of retail and commercial lending and deposit services.